Exhibit 10.8

MINEOLA COMMUNITY BANK

SPLIT DOLLAR LIFE INSURANCE PLAN

PARTICIPATION AGREEMENT

I,                 an eligible Employee as determined in Section 2.1 of Mineola Community Bank Split Dollar Life Insurance Plan (the “Plan”) dated December 18, 2013 hereby elect to become a Participant of the Plan in accordance with Section 2.2 of the Plan.

I acknowledge that I have read the Plan document and agree to be bound by its terms.

The death benefit to which my Beneficiary is entitled is the lesser of $100,000 or (ii) the Net Death Proceeds.

Executed this            day of  _______.

Participant

Received by the Administrator this	day of	.

By:

Title: